Exhibit 99.1

Alico, Inc. Announces Financial Results for the
Second Quarter Ended March 31, 2025

Company Executing Strategic Transformation to Become Diversified Land Company; Concludes the Majority of its Capital Investment on Citrus Operations After Completion of the Fiscal Year 2025 Harvest in April 2025

Company Raises Land Sales Outlook to Potentially Exceed $50 million for Fiscal Year 2025

Expanded Financial Guidance Now Includes Cash Balance, Net Debt and Adjusted EBITDA Targets for Fiscal Year 2025

Robust Liquidity Position with $14.7 million in Cash and Cash Equivalents, $88.5 million in Available Credit Facilities and No Significant Debt Maturities Until 2029

Fort Myers, FL, May 13, 2025 - Alico, Inc. (“Alico”, the “Company”, “we”, “us” or “our”) (Nasdaq: ALCO) today announced financial results for the second quarter ended March 31, 2025.
Management Comments

John Kiernan, President and Chief Executive Officer of the Company, stated, “We completed our last major citrus harvest in April. Alico will conduct a final harvest on the majority of the 3,783 acres of remaining operational citrus groves in fiscal year 2026 and we have negotiated agreements to lease another 5,250 acres of different groves to third-party citrus growers next season. We are also in discussions or under contract with other vegetable and fruit growers who are clearing as many as 1,000 acres for us this season in lieu of lease payments. We are disappointed but not surprised that orange production this current season declined at Alico and across Florida. The continued challenges facing the citrus industry reinforce our recent strategic decision to wind down Alico’s citrus operations as it was not economically viable for us. By winding down our capital-intensive citrus production, we have strengthened our financial position.”

Mr. Kiernan continued, “Our Strategic Transformation to become a diversified land company has already exceeded our fiscal year 2025 goals. At this time, we are forecasting that our cash balance at the end of this fiscal year will be approximately $25 million, and our net debt will be approximately $60 million with only the required $2.5 million balance outstanding under our revolving line of credit. Alico now expects to generate approximately $20 million in Adjusted EBITDA in fiscal year 2025. These projections are supported by the previously announced estimate of $20 million of land sales and cash generated by the 2024/25 citrus harvest. We currently project that land sales could potentially exceed $50 million this year, but we recognize that each pending transaction has its own challenges, just as all previous sales Alico has transacted over the past decade have experienced, and there is no certainty regarding timing until sales are closed.”

Results of Operations for the Second Quarter and Year to Date 2025:

(in thousands, except for per share amounts and percentages)
	(Unaudited)			(Unaudited)
	Three Months Ended March 31,			Six Months Ended March 31,
	2025	2024	% Change	2025	2024	% Change
Revenue	$17,980	$18,113	(0.7)%	$34,874	$32,098	8.6%
Net (loss) income attributable to Alico, Inc. common stockholders	$(111,385)	$(15,804)	(604.8)%	$(120,552)	$27,141	NM
(Loss) earnings per diluted common share	$(14.58)	$(2.07)	(604.3)%	$(15.79)	$3.56	NM
EBITDA (1)	$(14,742)	$(16,468)	10.5%	$(21,414)	$47,343	(145.2)%
Adjusted EBITDA (1)	$12,729	$(16,468)	NM	$6,057	$47,343	(87.2)%
Net cash provided by (used in) operating activities	$7,026	$6,492	8.2%	$(571)	$(19,741)	97.1%

	March 31, 2025	September 30, 2024	$ Change		March 31, 2025	September 30, 2024
	(Unaudited)				(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$14,659	$3,150	$11,509	Current ratio	5.56 to 1	3.81 to 1
Current portion of long-term debt	$1,410	$1,410	$—	Net Debt (1)	$74,899	$88,967
Long-term debt, net	$81,654	$82,313	$(659)
Lines of credit	$6,494	$8,394	$(1,900)
Total Alico stockholders’ equity	$130,207	$251,159	$(120,952)

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM - Not Meaningful

For the three months ended March 31, 2025 and 2024, the Company reported a net loss attributable to Alico common stockholders of $111.4 million and $15.8 million, respectively. The increase in our net loss attributable to Alico common stockholders for the three months ended March 31, 2025 was principally the result of approximately $119.3 million of accelerated depreciation on our citrus trees as a result of the announcement of our Strategic Transformation and the decision to wind down our Citrus Operations and the impairment of its young trees, which were not yet being depreciated, as well as the long lived assets at one of our groves of $24,966, partially offset by land and equipment sales which resulted in a gain of $15.8 million in the current quarter, as compared to the three months ended March 31, 2024, in which we did not have any land sales. This was partially offset by a tax benefit of $26.9 million for the three months ended March 31, 2025, as compared to a $5.0 million tax benefit for the three months ended March 31, 2024. For the three months ended March 31, 2025, the Company had a loss of $14.58 per basic and diluted common share, compared to a loss of $2.07 per basic and diluted common share for the three months ended March 31, 2024.

For the three months ended March 31, 2025 and 2024, the Company had EBITDA of $(14.7) million and $(16.5) million, respectively. For the three months ended March 31, 2025 and 2024 the Company had Adjusted EBITDA of $12.7 million and $(16.5) million, respectively
These quarterly financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is typically harvested in the second and third quarters of the fiscal year; consequently, most of the Company’s gross profit and cash flows from operating activities has been recognized in those quarters in the past. However, due to the timing of the previous year harvest, more of the citrus crop was harvested in the first and second quarters of the previous fiscal year. Furthermore, the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year; however, as the harvest cycles have moved, our working capital requirements have been greater in the third and fourth quarters of the fiscal year. In light of the Strategic Transformation, we have decided not to allocate additional material capital to our citrus operations. As a result, we expect these seasonal patterns to diminish as we wind down those operations.

Business Segment Results

Alico Citrus
Citrus production for the three and six months ended March 31, 2025 and 2024 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Three Months Ended March 31,		Change		Six Months Ended March 31,		Change
	2025	2024	Unit	%	2025	2024	Unit	%
Boxes Harvested:
Early and Mid-Season	38	147	(109)	(74.1)%	944	1,194	(250)	(20.9)%
Valencias	885	1,012	(127)	(12.5)%	885	1,012	(127)	(12.5)%
Total Processed	923	1,159	(236)	(20.4)%	1,829	2,206	(377)	(17.1)%
Fresh Fruit	—	4	(4)	(100.0)%	37	35	2	5.7%
Total	923	1,163	(240)	(20.6)%	1,866	2,241	(375)	(16.7)%
Pound Solids Produced:
Early and Mid-Season	177	698	(521)	(74.6)%	4,224	5,364	(1,140)	(21.3)%
Valencias	4,488	5,071	(583)	(11.5)%	4,488	5,071	(583)	(11.5)%
Total	4,665	5,769	(1,104)	(19.1)%	8,712	10,435	(1,723)	(16.5)%
Pound Solids per Box:
Early and Mid-Season	4.66	4.75	-0.09	(1.9)%	4.47	4.49	(0.02)	(0.4)%
Valencias	5.07	5.01	0.06	1.2%	5.07	5.01	0.06	1.2%
Price per Pound Solids:
Early and Mid-Season	$3.66	$3.06	$0.60	19.6%	$3.69	$2.71	$0.98	36.2%
Valencias	$3.63	$2.91	$0.72	24.7%	$3.63	$2.91	$0.72	24.7%
For the three and six months ended March 31, 2025, Alico Citrus harvested approximately 4.7 million and 8.7 million pound solids of fruit, compared to 5.8 million and 10.4 million pound solids of fruit in the same period in the prior fiscal year. The decrease in pound solids harvested was driven by fruit drop caused by Hurricane Milton, which hit Florida in October of 2024.

Our blended price per pound solids for the three and six months ended March 31, 2025 increased $0.70 and $0.85, respectively, as compared to the same periods of the prior year, as a result of more favorable pricing in one of our contracts with Tropicana.
Land Management and Other Operations
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
Land Management and Other Operations revenue for the three and six months ended March 31, 2025 increased 107.1% and 74.1%, respectively, as compared to the same periods in the prior year, principally due to an increase in rock and sand royalty income and sod sales, partially offset by lower farming, grazing and hunting lease revenues due to the sale of the Alico Ranch.
The decrease in operating expenses from Land Management and Other Operations for the three and six months ended March 31, 2025, of 46.5% and 65.6%, respectively, as compared to the three and six months ended March 31, 2024, was primarily due to lower property and real estate taxes as a result of the sale of the Alico Ranch.
Other Corporate Financial Information
General and administrative expense increased $1.1 million for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The increase was primarily due to the acceleration of depreciation on certain administrative assets, higher employee costs (as a result of higher bonus accruals) and higher legal fees, related to the Strategic Transformation.
General and administrative expense increased $0.4 million for the six months ended March 31, 2025 as compared to the six months ended March 31, 2024 due to the acceleration of depreciation on certain administrative assets and an increase in legal fees, both related to our Strategic Transformation, partially offset by lower employee costs related to paid time off and bonus accruals.
Other income (expense), net for the three months ended March 31, 2025 increased $15.3 million compared to the three months ended March 31, 2024, driven by the sale of approximately 2,100 acres of land, as compared to the quarter ended March 31, 2024, when there were no land sales.
Other income (expense), net for the six months ended March 31, 2025 was a gain of $14.2 million compared to $75.0 million during the six months ended March 31, 2024, principally as a result of our selling less land during the six months ended March 31, 2025, as compared to the six months ended March 31, 2024, when we sold the Alico Ranch to the State of Florida.
Dividend
On April 11, 2025, the Company paid a second quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of March 28, 2025.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•The Company’s working capital was $36.1 million at March 31, 2025, representing a 5.56 to 1.00 current ratio.
•Total debt was $89.6 million and net debt was $74.9 million at March 31, 2025, compared to $92.1 million and $89.0 million, respectively, at September 30, 2024.
•Available borrowings under the Company’s line of credit were approximately $88.5 million at March 31, 2025.
•The Company's Minimum Liquidity Requirement under its Credit Agreement was $7.4 million at March 31, 2025.

Real Estate Development or Land Development

In March 2025, the Company announced the creation of Corkscrew Grove Villages located on approximately 4,660 acres at the northwest corner of Collier County on the border of Lee and Hendry counties. As envisioned, Corkscrew Grove Villages will not only provide future residents with ample opportunities to live, work and play in a growing part of Collier County, but will also enhance public infrastructure, permanently protect thousands of acres of sensitive land, and enhance wetlands and water resources. The villages will provide significant economic benefit to the region, and improvements will come at no additional cost to Collier County taxpayers. This plan consists of two 1,500-acre villages accompanied by more than 6,000 acres of permanent conservation areas. There could be approximately 9,000 homes in total, or 4,500 homes per village. Offerings will include a variety of options suitable for working families, essential workers and retirees. Corkscrew Grove Villages will also include approximately 375 affordable housing units per village, ensuring that Alico’s essential workforce will be able to live and work in Collier County. With approximately 560,000 square feet in total commercial space, or 280,000 square feet per village, Corkscrew Grove Villages will offer a dynamic blend of retail, dining, office, medical and light industrial opportunities. Designed as a complete, connected community, Alico is thoughtfully integrating residential, commercial and civic spaces to create a place where people can live and work, all while easing traffic congestion and enhancing convenience. Collier County and Southwest Florida continue to experience significant growth, particularly in eastern Collier County. Corkscrew Grove is ideally situated at the intersection of Collier, Lee and Hendry counties, providing future residents with easy access Naples, Fort Myers, Miami and Tampa through links to I-75 in Collier and Lee counties and State Road 80 in Hendry County.

Alico launched its multi-year entitlement approval effort for Corkscrew Grove Villages by submitting an application to Collier County for local approval for the first of two villages. While the long-term vision for Corkscrew Grove Villages includes two villages, Alico’s current application with Collier County only seeks approval for the East Village as a first step. This process is anticipated to take approximately one year, with the final decision by the Collier Board of County Commissioners expected in 2026. Additionally, Alico has also submitted permits to the South Florida Water Management District and the U.S. Army Corps of Engineers for both villages. Construction on the first village could begin in 2028 or 2029 if all approvals are granted.

As part of the Company’s long-term planning efforts, Alico took the proactive step in January 2025 to seek legislative approval from the Florida Legislature to establish the Corkscrew Grove Stewardship District. Upon becoming law, the Corkscrew Grove Stewardship District will assist Alico in its efforts to effectively finance infrastructure, help restore and manage natural areas and oversee the administration of the master planned communities and lands within the District. Stewardship districts like the one being proposed by Alico are independent special districts authorized to plan finance, construct, operate and maintain public infrastructure in planned developments. These kinds of districts are common, and are used in a variety of communities, such as Ave Maria and Lakewood Ranch, to support high-quality and efficient infrastructure. Stewardship districts are created around the concept of growth paying for itself.

Alico remains deeply committed to regional conservation efforts and has a long history of working with state and local governments, as well as environmental organizations to protect environmentally sensitive land. Over the past 40 years, Alico has transferred lands that have become part of the Corkscrew Regional Ecosystem Watershed (CREW), Tiger Creek Preserve and Okaloacoochee Slough Wildlife Management Area. Alico’s legacy of commitment to conservation continues as part of the Corkscrew Grove Villages project as we place another 6,000 acres of sensitive land into permanent conservation.

In 2023, Alico sold more than 17,000 acres of land, commonly referred to as Devil’s Garden, to the Florida Department of Environmental Protection as part of the Florida Forever program. Located in Hendry County, the Devil’s Garden provides critical connectivity between existing conservation lands. Since Devil’s Garden was added to the Florida Forever Priority List in 2003, Alico has either sold or entered into easements to protect more than 46,807 acres. This land, combined with the more than 6,000 acres expected to be placed in conservation as part of the Corkscrew Grove Villages proposal, supports the implementation of the Florida Wildlife Corridor.

Alico’s regional conservation strategy is also consistent with the Collier Rural Land Stewardship Area (RLSA). The RLSA is a planning and zoning overlay district approved by Collier County in 2002 for approximately 185,000 acres of land in eastern Collier County. The RLSA is an innovative, incentive-based approach to planning and implementing sustainable long-term growth in rural regions. The program has received national recognition and served as a model for rural lands stewardship program elsewhere in Florida. Specifically, both Stewardship Sending Area 11 and SSA 22 permanently preserve significant segments of the Florida Wildlife Corridor, with SSA 22 adding 1,295 acres and being approximately 2.8 miles long, north to south, and more than 1.8 miles wide at its widest point with an average width of 0.7 miles. This critical portion of the Florida Wildlife Corridor will be added at no cost to the taxpayer.
Fiscal Year 2025 Guidance

The Company completed its last significant citrus harvest in April 2025.

The Company expects that it will realize approximately $20 million in land sales in fiscal year 2025, based upon transactions that are under option agreements or have been negotiated and are expected to close this year. The Company also projects the potential for an additional $30 million of land sales, or more, in fiscal year 2025, which would be a 150% increase from prior guidance in expected land sales for fiscal year 2025.

The Company expects to end fiscal year 2025 with enough cash to meet its operating expenses through fiscal year 2027.

The Company expects to realize in fiscal year 2025 Adjusted EBITDA of approximately $20 million and end the fiscal year with cash of approximately $25 million and net debt of approximately $60 million, with only the minimum required balance of $2.5 million on its revolving line of credit.

Conference Call Information

The Company will host a conference call to discuss its financial results on May 14, 2025, at 8:30 am Eastern Time. Interested parties may join the conference call by dialing 1-800-343-4136 in the United States and 1-203-518-9843 from outside of the United States. The participant identification to join the conference call is “ALICO”. A telephone replay will be available approximately three hours after the call concludes, and will be available through May 28, 2025. Listeners in the United States may dial 1-844-512-2921 and international listeners may dial 1-412-317-6671. The passcode for the playback is 11158744.

About Alico

Alico, Inc. currently operates two divisions: Alico Citrus, currently one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. While Alico Citrus will wind down operations after the current crop is harvested in the first half of calendar year 2025, due to environmental and financial challenges, Alico remains committed to Florida’s agriculture industry, and will focus on its long-term diversified land usage and real estate development strategy. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations with respect to its Strategic Transformation, anticipated Adjusted EBITDA, cash flow and cash reserves, debt and net debt for and at the end of fiscal year 2025, ability to meet its operating expenses through fiscal year 2027, future use and estimated value of the Company’s land holdings, expected future profitable growth, proceeds from land sales in 2025, plans to pursue commercial and residential development, including with respect to the Corkscrew Grove Villages and any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “if,” “will,” “should,” “expects,” “plans,” “hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: our implementation of our planned Strategic Transformation; our plan to wind down our citrus production operations to focus on our long-term diversified land usage and real estate development strategy; our ability to secure necessary regulatory approvals and permits for land development projects, effectively manage and allocate resources to new business initiatives, attract and retain skilled personnel with expertise in diversified land usage and real estate development, navigate potential market fluctuations and economic conditions, maintain strong relationships with lenders and continue to satisfy covenants and conditions under current loan agreements and address potential environmental and zoning issues, and other challenges inherent in real estate development; our ability to increase our revenues from land usage and real estate development; adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms; risks related to our expected significant revenue shift to real estate development and diversified farming operations; our ability to effectively perform grove management services, or to effectively manage our portfolio of groves; our relationship with Tropicana; if certain criteria are not met under one of our contracts with Tropicana, we could experience a significant reduction in revenues and cash flows; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; Environmental, Social and Governance issues, including those related to climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting; macroeconomic conditions, such as rising inflation and the deadly conflicts in Ukraine and Israel; system security risks, data protection breaches, cybersecurity incidents and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and certain of the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 that will be filed with the Securities and Exchange Commission (the “SEC”). Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:
John Mills
ICR
(646) 277-1254
InvestorRelations@alicoinc.com

Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2025	September 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,659	$3,150
Accounts receivable, net	9,973	771
Inventories	7,247	30,084
Income tax receivable	1,058	1,958
Assets held for sale	9,850	3,106
Prepaid expenses and other current assets	1,181	1,558
Total current assets	43,968	40,627
Restricted cash	762	248
Property and equipment, net	193,986	352,733
Goodwill	2,246	2,246
Other non-current assets	2,203	2,865
Total assets	$243,165	$398,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,153	$3,362
Accrued liabilities	3,668	5,366
Current portion of long-term debt	1,410	1,410
Other current liabilities	674	513
Total current liabilities	7,905	10,651
Long-term debt, net	81,654	82,313
Lines of credit	6,494	8,394
Deferred income tax liabilities, net	11,800	40,873
Other liabilities	101	193
Total liabilities	107,954	142,424

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,637,657 and 7,628,639 shares outstanding at March 31, 2025 and September 30, 2024, respectively	8,416	8,416
Additional paid in capital	20,274	20,184
Treasury stock, at cost, 778,488 and 787,506 shares held at March 31, 2025 and September 30, 2024, respectively	(26,420)	(26,694)
Retained earnings	127,937	249,253
Total Alico stockholders’ equity	130,207	251,159
Noncontrolling interest	5,004	5,136
Total stockholders’ equity	135,211	256,295
Total liabilities and stockholders’ equity	$243,165	$398,719

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Operating revenues:
Alico Citrus	$17,253	$17,762	$33,579	$31,354
Land Management and Other Operations	727	351	1,295	744
Total operating revenues	17,980	18,113	34,874	32,098
Operating expenses:
Alico Citrus	167,607	36,142	192,718	64,249
Land Management and Other Operations	70	129	91	262
Total operating expenses	167,677	36,271	192,809	64,511
Gross loss	(149,697)	(18,158)	(157,935)	(32,413)
General and administrative expenses	3,388	2,321	5,974	5,593
Loss from operations	(153,085)	(20,479)	(163,909)	(38,006)
Other income (expense), net:
Interest income	59	155	106	250
Interest expense	(1,159)	(663)	(2,057)	(2,268)
Gain on sale of property and equipment	15,847	4	15,847	77,029
Other income, net	11	—	255	—
Total other income (expense), net	14,758	(504)	14,151	75,011
(Loss) income before income taxes	(138,327)	(20,983)	(149,758)	37,005
Income tax (benefit) provision	(26,894)	(4,970)	(29,074)	10,582
Net (loss) income	(111,433)	(16,013)	(120,684)	26,423
Net loss attributable to noncontrolling interests	48	209	132	718
Net (loss) income attributable to Alico, Inc. common stockholders	$(111,385)	$(15,804)	$(120,552)	$27,141
Per share information attributable to Alico, Inc. common stockholders:
(Loss) earnings per common share:
Basic	$(14.58)	$(2.07)	$(15.79)	$3.56
Diluted	$(14.58)	$(2.07)	$(15.79)	$3.56
Weighted-average number of common shares outstanding:
Basic	7,637	7,620	7,635	7,618
Diluted	7,637	7,620	7,635	7,618

Cash dividends declared per common share	$0.05	$0.05	$0.10	$0.10

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended March 31,
	2025	2024
Net cash used in operating activities
Net (loss) income	$(120,684)	$26,423
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation, depletion and amortization	126,261	7,602
Amortization of debt issue costs	166	149
Gain on sale of property and equipment	(15,847)	(77,029)
Impairment of long-lived assets	24,966	—
Loss on disposal of long-lived assets	780	938
Inventory net realizable value adjustment	9,895	28,549
Deferred income tax (benefit) provision	(29,073)	470
Stock-based compensation expense	364	369
Other	(302)	68
Changes in operating assets and liabilities:
Accounts receivable	(9,202)	(8,661)
Inventories	12,942	(5,912)
Prepaid expenses	377	(13)
Income tax receivable	900	1,200
Other assets	(106)	99
Accounts payable and accrued liabilities	(2,457)	(1,647)
Income taxes payable	—	8,021
Other liabilities	449	(367)
Net cash used in operating activities	(571)	(19,741)

Cash flows from investing activities:
Purchases of property and equipment	(3,481)	(11,520)
Net proceeds from sale of property and equipment	18,874	79,132
Notes receivable	570	—
Change in deposits on purchase of citrus trees	—	(375)
Net cash provided by investing activities	15,963	67,237

Cash flows from financing activities:
Repayments on revolving lines of credit	(21,200)	(44,032)
Borrowings on revolving lines of credit	19,300	19,310
Principal payments on term loans	(705)	(19,737)
Dividends paid	(764)	(763)
Net cash used in financing activities	(3,369)	(45,222)

Net increase in cash and cash equivalents and restricted cash	12,023	2,274
Cash and cash equivalents and restricted cash at beginning of the period	3,398	3,692

Cash and cash equivalents and restricted cash at end of the period	$15,421	$5,966

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	$1,792	$2,752
Cash (received) paid for income taxes, net of refunds	$(900)	$890

Non-cash investing and financing activities:
Dividends declared but unpaid	$382	$381
Assets received in exchange for services	$—	$85
Trees delivered in exchange for prior tree deposits	$—	$282

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business, in the case of EBITDA and Adjusted EBITDA, and liquidity, in the case of Net Debt, of its business. Beginning with this reporting period, we have revised the calculation of Adjusted EBITDA to better reflect the underlying performance of the business in light of the Strategic Transformation and changes to our model and operating strategy. Specifically, we now adjust for impairment of long-lived assets and restructuring and other charges, and have determined not to adjust for inventory net realizable value, gain or sale of property and equipment, or other historical adjustments. Prior periods in 2024 presented below have been recast to conform to the current period presentation. This change (decreases) increases Adjusted EBITDA by ($17.8) million and $48.4 million for the three and six months ended March 31, 2024, respectively. As we advance our long-term diversified land and real estate strategy, we believe that this change provides a clearer view of our core operating results.

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance, in the case of EBITDA, Adjusted EBITDA, and liquidity, in the case of Net Debt, of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for impairment of long-lived assets and restructuring and other charges. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash. We are unable to provide a reconciliation of Adjusted EBITDA to net (loss) income attributable to Alico, Inc. common stockholders for the year ended September 30, 2025 as the adjustments are not within our control or cannot be reasonably predicted without unreasonable effort.

EBITDA and Adjusted EBITDA

(in thousands)	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net (loss) income attributable to Alico, Inc. common stockholders	$(111,385)	$(15,804)	$(120,552)	$27,141
Interest expense, net	1,100	508	1,951	2,018
Income tax (benefit) provision	(26,894)	(4,970)	(29,074)	10,582
Depreciation, depletion and amortization	122,437	3,798	126,261	7,602
EBITDA	$(14,742)	$(16,468)	$(21,414)	$47,343

Non-GAAP Adjustments:
Impairment of long-lived assets	24,966	—	24,966	—
Restructuring and other charges	2,505	—	2,505	—
Adjusted EBITDA	$12,729	$(16,468)	$6,057	$47,343

Net Debt

(in thousands)	(Unaudited)		(Forecasted)
	March 31, 2025	September 30, 2024	September 30, 2025
Current portion of long-term debt	$1,410	$1,410	$1,410
Long-term debt, net	81,654	82,313	80,949
Lines of credit	6,494	8,394	2,500
Total Debt	89,558	92,117	84,859
Less: Cash and cash equivalents	(14,659)	(3,150)	(25,000)
Net Debt	$74,899	$88,967	$59,859
Source: Alico, Inc.